Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	September 30, 2005	December 31, 2004
ASSETS
Cash and due from banks	$12,976	11,714
Interest-bearing bank balances	2,492	4,441
Federal funds sold and securities purchased under resale agreements (carrying amount of collateral held $14,920 at September 30, 2005, $5,377 repledged)	27,083	22,436

Total cash and cash equivalents	42,551	38,591

Trading account assets	49,646	45,932
Securities	117,195	110,597
Loans, net of unearned income	239,733	223,840
Allowance for loan losses	(2,719)	(2,757)

Loans, net	237,014	221,083

Loans held for sale	18,038	12,988
Premises and equipment	5,352	5,268
Due from customers on acceptances	882	718
Goodwill	21,857	21,526
Other intangible assets	1,285	1,581
Other assets	38,561	35,040

Total assets	$532,381	493,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	68,402	64,197
Interest-bearing deposits	252,037	230,856

Total deposits	320,439	295,053
Short-term borrowings	78,184	63,406
Bank acceptances outstanding	932	755
Trading account liabilities	19,815	21,709
Other liabilities	16,504	15,507
Long-term debt	45,846	46,759

Total liabilities	481,720	443,189

Minority interest in net assets of consolidated subsidiaries	3,904	2,818

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2005	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.553 billion shares at September 30, 2005	5,178	5,294
Paid-in capital	30,821	31,120
Retained earnings	11,086	10,178
Accumulated other comprehensive income, net	(328)	725

Total stockholders’ equity	46,757	47,317

Total liabilities and stockholders’ equity	$532,381	493,324

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2005	2004	2005	2004
INTEREST INCOME
Interest and fees on loans	$3,588	2,393	10,124	7,044
Interest and dividends on securities	1,434	1,156	4,297	3,407
Trading account interest	403	325	1,135	759
Other interest income	635	427	1,659	1,109

Total interest income	6,060	4,301	17,215	12,319

INTEREST EXPENSE
Interest on deposits	1,408	691	3,679	1,993
Interest on short-term borrowings	742	396	2,013	1,011
Interest on long-term debt	507	249	1,349	651

Total interest expense	2,657	1,336	7,041	3,655

Net interest income	3,403	2,965	10,174	8,664
Provision for credit losses	82	43	168	148

Net interest income after provision for credit losses	3,321	2,922	10,006	8,516

FEE AND OTHER INCOME
Service charges	555	499	1,596	1,459
Other banking fees	385	313	1,091	883
Commissions	615	568	1,817	1,981
Fiduciary and asset management fees	732	668	2,174	2,072
Advisory, underwriting and other investment banking fees	294	237	784	640
Trading account profits (losses)	146	(60)	262	51
Principal investing	166	201	266	254
Securities gains (losses)	29	(71)	163	(33)
Other income	320	246	1,061	668

Total fee and other income	3,242	2,601	9,214	7,975

NONINTEREST EXPENSE
Salaries and employee benefits	2,476	2,118	7,201	6,464
Occupancy	260	234	781	687
Equipment	276	268	810	780
Advertising	50	46	142	142
Communications and supplies	158	149	478	457
Professional and consulting fees	167	134	449	369
Other intangible amortization	101	99	323	318
Merger-related and restructuring expenses	83	127	234	328
Sundry expense	433	496	1,246	1,287

Total noninterest expense	4,004	3,671	11,664	10,832

Minority interest in income of consolidated subsidiaries	104	28	239	130

Income before income taxes	2,455	1,824	7,317	5,529
Income taxes	790	561	2,381	1,763

Net income	$1,665	1,263	4,936	3,766

PER COMMON SHARE DATA
Basic earnings	$1.07	0.97	3.16	2.90
Diluted earnings	1.06	0.96	3.10	2.85
Cash dividends	$0.51	0.40	1.43	1.20
AVERAGE COMMON SHARES
Basic	1,549	1,296	1,561	1,299
Diluted	1,575	1,316	1,590	1,321